Filed Pursuant to Rule 424(b)(3)

Registration Statement File No. 333-171134

PROSPECTUS SUPPLEMENT

(To the Prospectus dated March 18, 2011)

IDENTIVE GROUP, INC.

8,195,252 Shares of Common Stock

This prospectus supplement supplements the information contained in the Prospectus dated March 18, 2011, as supplemented to date, relating to the resale or other disposition of up to 8,195,252 shares of the common stock, par value $0.001 per share, of Identive Group, Inc. by the selling stockholders named in the Prospectus, certain of whom are our officers, directors and affiliates, together with any of their pledgees, donees, transferees or other successors-in-interest, from time to time. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but we will incur expenses in connection with the registration of these shares. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

This prospectus supplement is filed for the purposes of including the information contained in the Current Report on Form 8-K of Identive Group, Inc., filed with the Securities and Exchange Commission on May 12, 2011.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 4 of the Prospectus and all other information included or incorporated therein by reference in its entirety before you decide whether to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2011

Identive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900-B Carnegie Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers

(d)

Effective May 9, 2011, Mr. Phil Libin was elected by the Board of Directors (the “Board”) of Identive Group, Inc. (the “Company”) to fill an existing vacancy on the Board. Mr. Libin will serve as a Class III director with a term expiring at the Company’s 2013 Annual Meeting of Stockholders. The Board determined that Mr. Libin is independent in accordance with the applicable rules of the NASDAQ Stock Market. The Company’s Board has not yet determined on which committees, if any, Mr. Libin will serve.

Mr. Libin was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Libin and the Company that would require disclosure under Item 404(a) of Regulation S-K. In connection with his election, Mr. Libin will receive an option to acquire 10,000 shares of the Company’s common stock pursuant to the 2007 Stock Option Plan, as amended, and will be entitled to receive the same compensation paid to the Company’s other non-employee directors.

Item 7.01 Regulation FD Disclosure

A press release announcing Mr. Libin’s appointment is attached as Exhibit 99.1 hereto and is incorporated herein by this reference. The information furnished in this Item 7.01(including the attached exhibit) shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIVE GROUP, INC.

May 12, 2011	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 11, 2011.

Exhibit 99.1

PHIL LIBIN APPOINTED TO IDENTIVE GROUP BOARD OF

DIRECTORS

SANTA ANA, Calif. and ISMANING, Germany, May 11, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that Phil Libin has been appointed to its Board of Directors, effective immediately. Mr. Libin is chief executive officer of Evernote, a fast growing consumer Internet company that enables users to capture, store and locate information, photos, experiences or ideas on a variety of mobile devices and platforms.

“I am very pleased to welcome Phil to the Board of Directors of Identive,” said Ayman S. Ashour, chairman and CEO of Identive Group. “Phil’s diverse experience with mobile platforms, identity management and the consumer sector gives him an understanding of how these areas intersect and how emerging technologies are creating entirely new opportunities and challenges. Demand is growing for consumer applications that utilize mobile devices for payment, information and everyday transactions in a secure way. Phil brings substantial expertise to augment Identive’s focus on secure ID as we expand our offerings for the consumer market.”

Stated Mr. Libin. “In the next few years, the ID industry will need to undergo dramatic change as a result of the commonplace availability of RFID technologies in smart phones and other consumer devices and rapidly changing consumer behavior. I believe Identive is in position to create many valuable new solutions at all points of the technology value chain. I look forward to working with the Identive team as a member of the Board of Directors during this exciting time.”

Mr. Libin is an entrepreneur and executive who has led three Internet companies from the very beginning to proven commercial success, and helped several others through rapid growth. Prior to joining Evernote in May 2007, he founded and served as president of CoreStreet, a provider of smart credential and identity management technologies to governments and large corporations throughout the world, where he remained on the Board of Directors until its acquisition by ActivIdentity in 2009. Previously, Mr. Libin founded and served as chief executive officer of Engine 5, a Boston-based Internet software development company. In 2000, Engine 5 was acquired by Vignette Corporation, a provider of internet content management software, where Mr. Libin subsequently served as principal architect and chief technologist for applications.

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About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

Note Regarding Forward Looking Information:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “will,” “intends,” “expects,” and similar references to the future, and such statements include the expected expansion of the industry in which we do business, increased demand for new products in our industry, and our ability to meet this expected demand. These statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. These factors include our ability to successfully develop, market and sell new products, to effectively grow our business, and such other risks and uncertainties related to our business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the U.S. Securities and Exchange Commission.

Contacts:
Darby Dye	Annika Oelsner
+1 949 553-4251	+49 89 9595 5220
ddye@identive-group.com	aoelsner@identive-group.com